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                                                                    EXHIBIT 3.24

                           KMC TELECOM HOLDINGS, INC.

                         CERTIFICATE OF AMENDMENT TO THE
                   CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
                     PREFERENCES AND RELATIVE PARTICIPATING,
                      OPTIONAL OR OTHER SPECIAL RIGHTS AND
                         QUALIFICATIONS, LIMITATIONS AND
                      RESTRICTIONS THEREOF OF THE SERIES F
                 SENIOR REDEEMABLE, EXCHANGEABLE, PIK PREFERRED
                       STOCK OF KMC TELECOM HOLDINGS, INC.

                     Pursuant to Sections 141 and 242 of the
                General Corporation Law of the State of Delaware

                  As contemplated by Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolution was duly adopted by the Board of Directors of KMC Telecom Holdings, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent, dated July 5, 2000:
                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, to propose by resolution or resolutions for the amendment of outstanding series of preferred stock, par value $.01 per share, of the Corporation, to contain such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the amendment thereof adopted by the Board of Directors, and as are not stated and expressed in the Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL.
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                  WHEREAS, the Board of Directors of the Corporation, pursuant to its authority under Section 242 of the DGCL, deems it advisable to further amend the terms of the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions Thereof of the Series F Senior Redeemable, Exchangeable, PIK Preferred Stock of KMC Telecom Holdings, Inc., as previously amended to date (the "Certificate of Designation").
                  WHEREAS, the holders of at least a majority of the shares of the Series F Preferred Stock outstanding, voting or consenting as a separate class, have approved the amendment of the terms of the Certificate of Designation as set forth herein. Except as otherwise defined herein, capitalized terms shall have the meaning given to them in the Certificate of Designation.

                  NOW, THEREFORE, BE IT RESOLVED:

1.       Ranking.  Article III of the Certificate of Designations is deleted
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         in its entirety and replaced with the following:

         "The Series F Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to (A) all classes of Common Stock of the Corporation, (B) each other class of Capital Stock or series of Preferred Stock the terms of which expressly provide that it ranks junior to, and do not expressly provide that it ranks senior to or on a parity with the Series F Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, (C) the Corporation's Series A Cumulative Convertible Preferred Stock, Series C Cumulative Convertible Preferred Stock, and Series D Cumulative Convertible Preferred Stock (all securities described in this clause (i) collectively referred to as "Junior Securities"); (ii) on a parity with (A) any class of Capital Stock or series of Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Series F Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, and (B) the Series G Convertible Preferred Stock (all securities described in this clause (ii) collectively referred to as "Parity Securities"); and (iii) junior to (A) each class of Capital Stock or series of Preferred Stock the terms of which expressly provide that such class or series will rank senior to the Series F Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up, and dissolution of the Corporation and (B) the Corporation's Series E Preferred Stock (all securities referred to in this clause (iii) are collectively referred to as "Junior Securities").

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         The Series F Preferred Stock will be subject to the issuance of series of Junior Securities and Parity Securities; provided, that, except for the issuance and sale of shares of Series G Convertible Preferred Stock pursuant to the Series G Purchase Agreement, the Corporation may not authorize, create or issue, or increase the authorized amount of, any new class of Parity Securities or Senior Securities (or any class of any security convertible into shares of any Parity Security or Senior Security) without the approval of the Holders of at least a majority of the shares of Series F Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, except that, without the approval of Holders of the Series F Preferred Stock, the Corporation may issue shares of Senior Securities (or any class of any security convertible into shares of any Senior Security) in exchange for, or the proceeds of which are used to redeem or repurchase, (1) all (but not less than all) shares of Series F Preferred Stock then outstanding, or (2) the Indebtedness of the Corporation. The Series F Preferred Stock (together with any other Parity Securities) shall also with respect to any redemption or repurchase by the Corporation of its Capital Stock, rank senior to the Junior Securities, except as provided in Section 3 of the Shareholders Agreement."


2.       Definitions. Article I is amended as follows:
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         (a)      The following definitions are added:

                  "Series E Preferred Stock" means the Corporation's Series E Senior Redeemable, Exchangeable, PIK Preferred Stock, par value $0.01 per share.

                  "Series G Convertible Preferred Stock" means the Corporation's Series G-1 Voting Convertible Preferred Stock and Series G-2 Non-Voting Convertible Preferred Stock, par value, $0.01 per share.

                  "Series G Purchase Agreement" means the Securities Purchase Agreement, dated as of June 30, 2000 among the Corporation, Nassau Capital Partners IV L.P., Dresdner Kleinwort Benson Private Equity Partners L.P., Lucent Technologies, Inc. and the other purchasers named therein.

         (b) The definition for "Shareholders Agreement" is deleted in its entirety and replaced with the following:

                  "Shareholders Agreement" means the Amended and Restated Stockholders Agreement among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric Capital Corporation, Corestates Bank, N.A. and Corestates Holdings, Inc., dated as of October 31, 1997, as amended by Amendment No. 1, dated as of January 7, 1998, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 2, dated as of January 26, 1998, to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997, Amendment No. 3, dated as of February 25, 1998, to the Amended and Restated Stockholders Agreement, dated

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                  as of October 31, 1997, Amendment No. 4, dated as of February
                  4, 1999, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 5, dated as of April 30, 1999, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 6 dated as of June 1, 1999 to be Amended and Restated Stockholders Agreement dated October 31, 1997, Amendment No. 7 dated as of January 1, 2000 to the Amended and Restated Stockholders Agreement dated October 3, 1997, Amendment No. 8 dated as of April 1, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997 and Amendment No. 9 dated as of June 30, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997.

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                  IN WITNESS WHEREOF, KMC TELECOM HOLDINGS, INC has caused this certificate to be duty executed by its Executive Vice President and Chief Financial Officer this 7th day of July, 2000.


                                  KMC TELECOM HOLDINGS, INC


                                  By: /s/ William H. Stewart
                                  ----------------------
                                  Name:    William H. Stewart
                                  Title.:  Executive Vice President and Chief
                                           Financial Officer